Press Release

Friday June 06 2003

Calgary, Alberta Canada

Westsphere Asset Corporation, Inc. announces the intent of the Directors and Officers of the company to purchase Westsphere asset shares in the market.

Douglas N. Mac Donald, President and CEO of Westsphere Asset Corporation, Inc. issued the following statement this date regarding the captionally noted.

Westsphere's Stock Purchase:

Regrettably, for the Company and all the shareholders of Westsphere, the major issue since our last Shareholder Meeting in December 2002 has been defined by the unusually low trading price of Westsphere Asset Corporation, Inc. shares on the OTC Bulletin Board.

From the commencement of trading under the symbol WSHA on July 22,01 both the shareholders and the company have experienced trading prices originating from $0.01 per share to highs of $1.29 on October 22, 2001 at which time the price moved downward to our present trading price.

An ongoing review of the market activity has revealed that the share price of Westsphere Asset Corporation, Inc. has remained undr $0.05 per share for at least the past 6 months. Therefore at a recent Director's Meeting, the Directors and Officers made a decision to put together a purchase plan to purchase Westsphere shares in the market.

Westsphere's Business Operations

In distinct contrast to the Company's stock performance has been the growth of our core business operation Vencash Capital Corporation and the continued development of Westsphere Financial Group Ltd. and TRAC P.O.S. Processing Inc. Without a doubt we believe that we are in the right businesses at the right time. While 2001/2 saw continued decline of the fortunes of the tech sector, the business activities related to the deregulation of the Canadian Banking industry has been significant and dynamic. We are in the cash flow and asset business and we are growing both every day.

Mr. Mac Donald further stated "the Officers and Directors of the company believe that the present trading market price of Westsphere is significantly undervalued and will be either individually or collectively acq

DISCLAIMER

Forward-Looking Statements: This report contains certain forward-looking statements. All statements, other than statements of historical fact, included herein, are forward looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and Westsphere Asset Corporation Inc. does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change.

uiring additional share positions from within the market.